Exhibit 99.1

5151 San Felipe
Houston, Texas 77056
NYSE: CPPL

NEWS RELEASE	February 18, 2016

Columbia Pipeline Partners LP Reports Strong Fourth Quarter and Year-End 2015 Results

•	$93.3 Million of Adjusted EBITDA attributable to the Partnership and $68.7 Million of Distributable Cash Flow Generated For the Year

•	$74.0 Million of Net Income Attributable to Limited Partners For the Year

•	Quarterly Cash Distribution Increased to $0.18 Per Unit

•	Reconfirms 20% Annual Distribution Growth Rate Through 2020

HOUSTON - Columbia Pipeline Partners LP (NYSE: CPPL) (“CPPL”), a Columbia Pipeline Group, Inc. (NYSE: CPGX) (“CPG”) company, today reported financial and operating results for the fourth quarter as well as year-end 2015.

“Columbia Pipeline Partners’ IPO in February 2015 was an integral part of a landmark year at CPG. The partnership delivered solid results, squarely in line with our expectations,” said Robert C. Skaggs Jr., chairman and chief executive officer of CPP GP LLC, the general partner of CPPL. “Despite the dislocation of the financial markets, our outlook remains unchanged -- specifically, delivering 20 percent annual distribution growth through 2020.”

CPPL reported Adjusted EBITDA attributable to the Partnership (a non-GAAP measure) of $93.3 million for the 12 months ended December 31, 2015 and generated Distributable Cash Flow (a non-GAAP measure) of $68.7 million. The distribution coverage ratio (a non-GAAP measure) for the year-to-date period is 1.12x. CPPL also reported net income attributable to limited partners of $74.0 million, or $0.74 per common unit, for the year.

CPPL reported Adjusted EBITDA attributable to the Partnership (a non-GAAP measure) of $26.3 million for the three months ended December 31, 2015 and generated Distributable Cash Flow (a non-GAAP measure) of $19.5 million. CPPL also reported net income attributable to limited partners of $22.4 million, or $0.22 per common unit, for the quarter.

Please see the definitions of such non-GAAP measures in the “Non-GAAP Financial Measures” section of this press release and a reconciliation to their most comparable measure calculated in accordance with GAAP on Schedule 1 of the financial tables below.

2016 Financial Guidance
For 2016, CPPL expects to generate between $700 million and $710 million of Adjusted EBITDA and continues to expect to deliver 20 percent annual distribution growth through 2020.

Presentation of Financial Statements

CPPL's consolidated financial statements include the accounts of CPPL and its consolidated subsidiary, CPG OpCo LP (“Columbia OpCo”). CPPL holds a 15.7% limited partner interest and a non-economic general partner interest in Columbia OpCo. CPPL controls Columbia OpCo through the ownership of its general partner and, accordingly, CPPL consolidates Columbia OpCo in its consolidated financial statements. Columbia Energy Group (a wholly owned subsidiary of CPG), CPPL's sponsor, owns the remaining 84.3% limited partner interest in Columbia OpCo, which is reflected as a non-controlling interest in CPPL's financial statements.

Balance Sheet

CPPL has a $500 million revolving credit facility, under which $15 million was drawn as of December 31, 2015 and maintains total liquidity of $485.7 million.

Growth and Modernization Capital Expenditures

Growth and Modernization capital expenditures totaled $225.9 million for the fourth quarter and $1.1 billion for the year. These expenditures were mostly attributable to the Leach XPress and Rayne XPress projects, the East Side Expansion project and the Columbia Gas Transmission modernization program. Additional details about CPPL's growth projects can be found in CPG’s fourth quarter 2015 earnings release, which has also been issued on February 18, 2016.
Distributable Cash Flow

CPPL's Distributable Cash Flow (a non-GAAP measure) totaled $19.5 million for the fourth quarter and $68.7 million for the year. Please see a reconciliation to the most comparable measure calculated in accordance with GAAP on Schedule 1 of the financial tables below.
Year Ended December 31, 2015 Operating Results

A comparison of operating results for the year ended December 31, 2015 to the year ended December 31, 2014 is summarized below. Earnings for the periods prior to the date of CPPL's initial public offering are derived from the financial statements and accounting records of CPPL's predecessor.

Operating revenues, excluding the impact of a $112.4 million decrease in trackers, which is offset in expense, increased by $97.3 million. That increase was primarily due to higher demand margin revenue from growth projects placed into service and new firm contracts and increased shorter term transportation services, partially offset by a decrease in mineral rights royalty revenue, lower condensate revenues, decreased revenue from the settlement of gas imbalances and lower commodity revenue.

Operating expenses, excluding the impact of a $112.4 million decrease in trackers, which is offset in revenues, increased by $49.3 million. That increase was primarily due to higher employee and administrative costs, increased depreciation, higher outside service costs and increased property and other taxes. These increases were partially offset by increased gains on the conveyances of mineral interests.

Equity earnings increased by $13.6 million, primarily due to earnings generated by new Pennant facilities being fully placed in service and increased revenues from growth projects placed in service at Millennium Pipeline.
Other income (deductions) for the year ended December 31, 2015 increased income by $57.0 million compared to the prior period. The variance was primarily due to a decrease in interest expense resulting from the repayment of long-term debt, an increase in Allowance for Funds Used During Construction ("AFUDC") and higher interest income.

Three Months Ended December 31, 2015 Operating Results

A comparison of operating results for the three months ended December 31, 2015 to the three months ended December 31, 2014 is summarized below. Earnings for the periods prior to the date of CPPL's initial public offering are derived from the financial statements and accounting records of CPPL's predecessor.

Operating revenues, excluding the impact of a $22.1 million decrease in trackers, which is offset in expense, increased by $38.7 million. That increase was primarily due to higher demand margin revenue from growth projects placed into service and new firm contracts and increased shorter term transportation services, partially offset by a decrease in mineral rights royalty revenue.

Operating expenses, excluding the impact of a $22.1 million decrease in trackers, which is offset in revenues, increased by $37.9 million. That increase was primarily due to higher employee and administrative costs, decreased gains on the conveyances of mineral interests and higher depreciation. These items were partially offset by decreased outside service costs.

Equity earnings increased by $2.3 million, primarily due to earnings generated by new Pennant facilities being fully placed in service.

Other income (deductions) for the fourth quarter of 2015 increased income by $32.6 million compared to the prior period. The variance was primarily due to a decrease in interest expense resulting from the repayment of long-term debt and an increase in AFUDC.

Conference Call

CPPL and CPG will host a joint investor conference call at 9:00 a.m. ET (8:00 a.m. CT) on Thursday, February 18, 2016, to review their fourth quarter and year-end 2015 financial results. All interested parties may listen to the conference call live by logging on to the Columbia Pipeline Partners or Columbia Pipeline Group investor websites at http://investors.columbiapipelinepartners.com or http://investors.cpg.com.

A replay of the call will be available beginning at 1:00 p.m. ET on February 18, 2016 through 11:59 p.m. ET on February 25, 2016. To access the recording, call (855) 859-2056 and enter conference ID 25506873. For international participants to hear the replay, please dial (404) 537-3406 and enter the same conference ID as above, 25506873. A recording of the call will also be archived on the Columbia Pipeline Partners and Columbia Pipeline Group websites.
Non-GAAP Financial Measures
Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio
We define Adjusted EBITDA as net income before interest expense, income taxes, and depreciation and amortization, plus distributions of earnings received from equity investees and one-time transition costs, less equity earnings in unconsolidated affiliates and other, net. In addition, to the extent transactions occur that are considered unusual, infrequent or not representative of underlying trends, we will remove the effect of these items from Adjusted EBITDA. Examples of these transactions include impairments. We define Distributable Cash Flow as Adjusted EBITDA less interest expense, maintenance capital expenditures, gain on sale of assets and distributable cash flow attributable to noncontrolling interest, plus proceeds from sale of assets, interest income, capital (received) costs related to the separation and any other known differences between cash and income. We define Distribution Coverage Ratio as the ratio of distributable cash flow per outstanding unit (as of the end of the period) to cash distributions payable per outstanding unit with respect to such period.
Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are non-GAAP supplemental financial measures that management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentations of Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and Distributable Cash Flow are Net Income and Net Cash Flows from Operating Activities. Our non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow should not be considered as an alternative to GAAP Net Income or Net Cash Flows from Operating Activities. Adjusted EBITDA and Distributable Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash flows from operating activities. You should not consider Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in our industry, our definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

About Columbia Pipeline Partners LP

Columbia Pipeline Partners LP, based in Houston, Texas, is a fee-based, growth-oriented master limited partnership formed to own, operate and develop a growing portfolio of natural gas pipelines, storage and related midstream assets.

Columbia Pipeline Partners' business and operations are conducted through CPG OpCo LP and its subsidiaries, which own and operate substantially all of the natural gas transmission, storage and midstream assets of Columbia Pipeline Group, Inc. Columbia Pipeline Group operates approximately 15,000 miles of strategically located interstate pipelines extending from New York to the Gulf of Mexico, one of the nation’s largest underground natural gas storage systems, and a growing portfolio of related gathering and processing assets. The majority of its assets overlay the Marcellus and Utica Shale production areas. Additional information can be found at www.columbiapipelinepartners.com and www.cpg.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of federal securities laws, which are statements other than historical facts and that frequently use words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "position," "should," "strategy," "target," "will" and similar words. All forward-looking statements speak only as of the date of this release. Although CPPL believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such statements. This release contains certain forward-looking statements that are based on current plans and expectations and are subject to various risks and uncertainties. CPPL’s business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond CPPL’s control. These factors include, but are not limited to, changes in general economic conditions; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; the demand for natural gas storage and transportation services; our ability to successfully implement our business plan; our ability to complete internal growth projects on time and on budget; the price and availability of debt and equity financing; the availability and price of natural gas to the consumer compared with the price of alternative and competing fuels; competition from the same and alternative energy sources; energy efficiency and technology trends; operating hazards and other risks incidental to transporting, storing and gathering natural gas; natural disasters, weather-related delays, casualty losses and other matters beyond our control; interest rates; labor relations; large customer defaults; changes in the availability and cost of capital; changes in tax status; the effects of existing and future laws and governmental regulations; and the effects of future litigation. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of CPPL’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each filed with the Securities and Exchange Commission. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2015. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. CPPL expressly disclaims any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.
FOR ADDITIONAL INFORMATION:

Bruce Connery	James Yardley
Vice President, Investor Relations	Director, Corporate Communications
(713) 386-3603	(713) 386-3366
blconnery@cpg.com	jyardley@cpg.com

Columbia Pipeline Partners LP
Statements of Consolidated and Combined Operations (GAAP)
(unaudited)

	Three Months Ended December 31		Year Ended December 31,
(in millions, except per unit amounts)	2015	2014	2015	2014
		Predecessor		Predecessor
Operating Revenues
Transportation revenues	$301.2	$247.4	$1,052.2	$990.9
Transportation revenues-affiliated	—	29.5	47.1	95.8
Storage revenues	49.1	35.8	171.4	144.0
Storage revenues-affiliated	—	13.1	26.2	53.2
Other revenues	6.7	14.6	34.9	63.0
Total Operating Revenues	357.0	340.4	1,331.8	1,346.9
Operating Expenses
Operation and maintenance	133.2	153.6	526.1	630.7
Operation and maintenance-affiliated	52.0	33.3	164.1	122.9
Depreciation and amortization	36.3	30.9	135.0	118.6
Gain on sale of assets and impairment, net	(2.7)	(13.7)	(54.7)	(34.5)
Property and other taxes	17.9	16.8	71.2	67.1
Total Operating Expenses	236.7	220.9	841.7	904.8
Equity Earnings in Unconsolidated Affiliates	16.0	13.7	60.2	46.6
Operating Income	136.3	133.2	550.3	488.7
Other Income (Deductions)
Interest expense	(0.2)	—	(1.4)	—
Interest expense-affiliated	(2.7)	(22.9)	(26.8)	(62.0)
Other, net	13.4	0.8	32.0	8.8
Total Other Income (Deductions), net	10.5	(22.1)	3.8	(53.2)
Income before Income Taxes	146.8	111.1	554.1	435.5
Income Taxes	0.2	46.7	23.9	166.4
Net Income	$146.6	$64.4	$530.2	$269.1
Less: Predecessor net income prior to IPO on February 11, 2015	—		42.7
Net income subsequent to IPO	146.6		487.5
Less: Net income attributable to noncontrolling interest in Columbia OpCo subsequent to IPO	124.2		413.5
Net income attributable to limited partners subsequent to IPO	$22.4		$74.0
Net income attributable to partners' ownership interest subsequent to IPO per limited partner unit (basic and diluted)
Common units	$0.22		$0.74
Subordinated units	0.22		0.72
Weighted average limited partner units outstanding (basic and diluted)
Common units	53.8		53.8
Subordinated units	46.8		46.8
Throughput (MMDth)
Columbia Gas Transmission	363.4	355.5	1,460.1	1,379.4
Columbia Gulf	142.2	153.4	562.7	626.7
Total	505.6	508.9	2,022.8	2,006.1

Columbia Pipeline Partners LP
Schedule 1 – Non-GAAP Reconciliation of Adjusted EBITDA and Distributable Cash Flow
(unaudited)

	Three Months Ended December 31		Year Ended December 31,
(in millions)	2015	2014	2015	2014
		Predecessor		Predecessor
Net Income	$146.6	$64.4	$530.2	$269.1
Add:
Interest expense	0.2	—	1.4	—
Interest expense-affiliated	2.7	22.9	26.8	62.0
Income taxes	0.2	46.7	23.9	166.4
Depreciation and amortization	36.3	30.9	135.0	118.6
Asset impairment	—	—	0.6	—
Distributions of earnings received from equity investees	13.1	10.2	57.2	37.8
Less:
Equity earnings in unconsolidated affiliates	16.0	13.7	60.2	46.6
Other, net	13.4	0.8	32.0	8.8
Adjusted EBITDA	$169.7	$160.6	$682.9	$598.5
Less:
Adjusted EBITDA attributable to Predecessor prior to IPO	—		79.4
Adjusted EBITDA attributable to noncontrolling interest in OpCo subsequent to IPO	143.4		510.2
Adjusted EBITDA attributable to Partnership subsequent to IPO	$26.3		$93.3

Net Cash Flows from Operating Activities	$188.8	$121.5	$627.7	$568.1
Interest expense	0.2	—	1.4	—
Interest expense-affiliated	2.7	22.9	26.8	62.0
Current taxes	0.2	(23.1)	13.4	27.1
Gain on sale of assets and impairment, net	2.7	13.7	54.7	34.5
Other adjustments to operating cash flows	(5.1)	0.8	(13.3)	(5.7)
Changes in assets and liabilities	(19.8)	24.8	(27.8)	(87.5)
Adjusted EBITDA	$169.7	$160.6	$682.9	$598.5
Less:
Adjusted EBITDA attributable to Predecessor prior to IPO	—		79.4
Adjusted EBITDA attributable to noncontrolling interest in OpCo subsequent to IPO	143.4		510.2
Adjusted EBITDA attributable to Partnership subsequent to IPO	$26.3		$93.3

Adjusted EBITDA	$169.7		$682.9
Less:
Interest expense	2.9		28.2
Maintenance capital expenditures	36.3		133.8
Separation maintenance capital expenditures	1.1		3.5
Gain on sale of assets	2.7		55.3
Distributable cash flow attributable to Predecessor prior to IPO	—		67.8
Distributable cash flow attributable to noncontrolling interest subsequent to IPO	109.2		385.4
Add:
Proceeds from sales of assets	29.1		84.1
Interest income	0.7		4.9
Capital (received) costs related to Separation	(27.8)		(29.2)
Distributable Cash Flow	$19.5		$68.7

Columbia Pipeline Partners LP
Schedule 2 – Non-GAAP Reconciliation of Forecasted Adjusted EBITDA
(unaudited)

Net income and net cash flows from operating activities are the most directly comparable GAAP measures to adjusted EBITDA. We reconcile adjusted EBITDA to net income for the 2016 guidance presented below. It is, however, impractical to reconcile adjusted EBITDA to net cash flows from operating activities for the forecasted period. Schedule 1 of this earnings release presents a historical reconciliation of adjusted EBITDA to net income and net cash flows from operating activities.

	Year Ended December 31, 2016
(in millions)	Low	High
Net Income	$543	$557
Add:
Interest expense	35	27
Depreciation and amortization	154	154
Distributions of earnings received from equity investees	58	62
Less:
Equity earnings in unconsolidated affiliates	58	62
Other, net	32	28
Adjusted EBITDA	$700	$710

Columbia Pipeline Partners LP
Consolidated and Combined Balance Sheets (GAAP)
(unaudited)

(in millions)	December 31, 2015	December 31, 2014
		Predecessor
ASSETS
Current Assets
Cash and cash equivalents	$78.9	$0.5
Accounts receivable (less reserve of $0.3 and $0.3, respectively)	145.9	149.3
Accounts receivable-affiliated	149.4	153.8
Materials and supplies, at average cost	32.8	24.9
Exchange gas receivable	18.8	34.8
Deferred property taxes	52.0	48.9
Deferred income taxes	—	24.6
Prepayments and other	33.8	20.9
Total Current Assets	511.6	457.7
Investments
Unconsolidated affiliates	437.1	444.3
Other investments	1.8	6.2
Total Investments	438.9	450.5
Property, Plant and Equipment
Property, plant and equipment	8,930.9	7,931.6
Accumulated depreciation and amortization	(2,960.1)	(2,971.4)
Net Property, Plant and Equipment	5,970.8	4,960.2
Other Noncurrent Assets
Regulatory assets	134.1	151.9
Goodwill	1,975.5	1,975.5
Postretirement and postemployment benefits assets	120.5	102.7
Deferred charges and other	10.6	9.0
Total Other Noncurrent Assets	2,240.7	2,239.1
Total Assets	$9,162.0	$8,107.5

Columbia Pipeline Partners LP
Consolidated and Combined Balance Sheets (GAAP) (continued)
(unaudited)

(in millions, except unit amounts)	December 31, 2015	December 31, 2014
		Predecessor
LIABILITIES AND EQUITY
Current Liabilities
Current portion of long-term debt-affiliated	$—	$115.9
Short-term borrowings	15.0	—
Short-term borrowings-affiliated	42.1	247.3
Accounts payable	49.9	56.1
Accounts payable-affiliated	86.3	49.9
Customer deposits	17.8	13.4
Taxes accrued	108.2	106.9
Exchange gas payable	18.2	34.7
Deferred revenue	15.0	22.2
Accrued capital expenditures	95.9	61.1
Accrued compensation and related costs	26.6	31.2
Other accruals	43.8	39.0
Total Current Liabilities	518.8	777.7
Noncurrent Liabilities
Long-term debt-affiliated	630.9	1,472.8
Deferred income taxes	1.0	1,239.0
Accrued liability for postretirement and postemployment benefits	36.1	44.7
Regulatory liabilities	309.7	294.3
Asset retirement obligations	25.3	23.2
Other noncurrent liabilities	63.5	84.5
Total Noncurrent Liabilities	1,066.5	3,158.5
Total Liabilities	1,585.3	3,936.2
Commitments and Contingencies
Equity and Partners' Capital
Net parent investment	—	4,188.0
Common unitholders-public (53,834,784 units issued and outstanding)	958.5	—
Subordinated unitholders-CEG (46,811,398 units issued and outstanding)	304.0	—
Accumulated other comprehensive loss	(4.0)	(16.7)
Total Columbia Pipeline Partners LP partners' equity and capital	1,258.5	4,171.3
Noncontrolling Interest in Columbia OpCo	6,318.2	—
Total Equity and Partners' Capital	7,576.7	4,171.3
Total Liabilities and Equity and Partners' Capital	$9,162.0	$8,107.5

Columbia Pipeline Partners LP
Statements of Consolidated and Combined Cash Flows (GAAP)
(unaudited)

Year Ended December 31, (in millions)	2015	2014
		Predecessor
Operating Activities
Net Income	$530.2	$269.1
Adjustments to Reconcile Net Income to Net Cash from Operating Activities:
Depreciation and amortization	135.0	118.6
Deferred income taxes and investment tax credits	10.5	139.3
Deferred revenue	4.2	1.6
Equity-based compensation expense and profit sharing contribution	5.6	6.3
Gain on sale of assets and impairment, net	(54.7)	(34.5)
Equity earnings in unconsolidated affiliates	(60.2)	(46.6)
Amortization of debt related costs	0.4	—
AFUDC equity	(28.3)	(11.0)
Distributions of earnings received from equity investees	57.2	37.8
Changes in Assets and Liabilities:
Accounts receivable	(11.0)	(20.3)
Accounts receivable-affiliated	21.6	2.2
Accounts payable	(10.0)	2.8
Accounts payable-affiliated	30.1	8.6
Customer deposits	(22.9)	77.5
Taxes accrued	19.5	11.8
Exchange gas receivable/payable	—	1.1
Other accruals	10.5	0.6
Prepayments and other current assets	(13.5)	(4.4)
Regulatory assets/liabilities	27.6	9.0
Postretirement and postemployment benefits	(5.2)	2.2
Deferred charges and other noncurrent assets	(13.8)	(4.3)
Other noncurrent liabilities	(5.1)	0.7
Net Cash Flows from Operating Activities	627.7	568.1
Investing Activities
Capital expenditures	(1,106.6)	(747.2)
Insurance recoveries	2.1	11.3
Change in short-term lendings-affiliated	(24.3)	(61.6)
Proceeds from disposition of assets	84.1	9.3
Contributions to equity investees	(1.4)	(69.2)
Distributions from equity investees	16.0	—
Other investing activities	(22.4)	(7.1)
Net Cash Flows used for Investing Activities	(1,052.5)	(864.5)
Financing Activities
Change in short-term borrowings	15.0	—
Change in short-term borrowings-affiliated	(207.2)	(472.3)
Issuance of long-term debt-affiliated	—	768.9
Payments of long-term debt-affiliated, including current portion	(959.6)	—
Proceeds from the issuance of common units, net of offering costs	1,168.4	—
Distribution of IPO proceeds to parent	(500.0)	—
Contribution of capital from parent	1,217.3	—
Quarterly distributions to unitholders	(43.4)	—
Distribution to noncontrolling interest in Columbia OpCo	(187.3)	—
Net Cash Flows from Financing Activities	503.2	296.6
Change in cash and cash equivalents	78.4	0.2
Cash and cash equivalents at beginning of period	0.5	0.3
Cash and Cash Equivalents at End of Period	$78.9	$0.5